EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-145301, 333-127751, 333-118034 and 333-91671) of National Instruments Corporation of our reports dated February 17, 2010, with respect to the consolidated financial statements of National Instruments Corporation, and the effectiveness of internal control over financial reporting of National Instruments Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Austin, Texas
February 17, 2010